Exhibit 10.1
LEASE
This LEASE (“Lease”) is made and entered into as of March 27, 2025 (the, “Effective Date”), by and between HENRY KUMAGAI, TRUSTEE OF THE KUMAGAI FAMILY TRUST U/A DATED MAY 11, 2010 (“Landlord”) and SANUWAVE, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord is the owner of the real estate located at 9600 West 76th Street, Eden Prairie, MN 55344 (the “Real Estate”). The Real Estate includes a building (the “Building”) containing approximately 81,546 square feet of rentable space.
B.Landlord desires to lease to Tenant approximately 20,019 square feet of rentable space in the Building (the “Property”) as depicted on the site map attached hereto as Exhibit A, which is incorporated herein as though fully set forth.
In consideration of the covenants contained in this Lease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord leases to Tenant and Tenant leases from Landlord, the Property, according to the following terms:
ARTICLE 1
FUNDAMENTAL LEASE TERMS

1.1	Landlord:	c/o Summit Real Estate Services Attn: Kevin McNeil 29341 Spotted Bull Way San Juan Capistrano, CA 92675 E-mail: kmcneil@TeamSummitRE.com
1.2	Tenant:	At the Property address above Attn: Andrew Walko Email: andrew.walko@sanuwave.com
1.3	Lease Term (“Term”):	60 Months
1.4	Rent Commencement Date:	The later of (i) 120 days after the Delivery Date or (ii) September 1, 2025.
1.5	Commencement Date:	The Effective Date.
1.6	Expiration Date:	The last day of the calendar month that is sixty (60) months following the Rent Commencement Date.

1.7Base Rent:	PERIOD	MONTHLY BASE RENT
	Rent Commencement Date - August 31, 2026	$21,687.25
	September 1, 2026 - August 31, 2027	$22,446.30
	September 1, 2027 - August 31, 2028	$23,231.92
	September 1, 2028 - August 31, 2029	$24,045.04
	September 1, 2029 – Expiration Date	$24,886.62

1.8Renewal Option.:    One option to extend for a period of five years.

1.9Permitted Use:    General office use.

1.10Tenant’s Proportionate Share:
24.55%
ARTICLE 2
TERM AND TERMINATION
2.1    Lease. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord the Property.
2.2    Term. The Term shall begin on the Commencement Date, and end on the Expiration Date, unless extended or terminated sooner as provided below.
2.3    Renewal Options: Provided Tenant is not in default beyond any applicable cure period, Tenant shall have one option to renew this Lease for a period of five years (the “Renewal Option”). Tenant shall have the right to exercise the Renewal Option by providing Landlord with written notice not less than nine months prior to the Expiration Date. This Lease shall continue upon the same terms and conditions; provided, however, Base Rent during the renewal term shall be at the then “fair market rent” for the Property, as determined by the following process:

2.3.1    Within 20 days after Tenant’s exercise of its option to extend, Landlord will propose the market rental rate to Tenant in writing.

2.3.2    Within 20 days thereafter, Tenant will either accept such determination (with no response on Tenant’s part during such period being deemed Tenant’s rejection of such proposed market rental rate, which will be followed by Tenant’s alternate determination of the market rental rate) or, if Tenant disagrees with such determination, Tenant will provide in writing to Landlord Tenant’s alternate determination of the market rental rate.

2.3.3    If, within 20 days thereafter, the parties are not able to agree on the market rental rate, within 20 days after such failure to agree, Landlord and Tenant shall together appoint an appraiser or commercial real estate broker having at least five years' experience in the leasing of similar properties in the vicinity of Eden Prairie, Minnesota (an “Appraiser”). If Landlord and Tenant are not able to agree upon the designation of the Appraiser, then each will select an Appraiser and the two Appraisers will select a third Appraiser who will determine the market rental rate.

2.3.4    Within 45 days after the Appraiser’s appointment, the Appraiser will determine the fair market rental value of the Property applicable to the renewal term and shall choose whichever of the fair market rental values set forth in Landlord's last proposal or Tenant’s last proposal is closer to such determination, which shall, for all purposes hereunder, be deemed the fair market rental rate and that amount shall be the Base Rent for the renewal term. The Appraiser may not make any change to the Landlord’s or Tenant’s determination and its role is strictly limited to choosing which of the two determinations (Landlord’s or Tenant’s) is closer to the market rental rate. The determination of the Appraiser shall be binding, final and conclusive on the parties. The fees and expenses of the Appraiser and all costs incurred in connection with the appointment of the Appraiser will be shared equally by Landlord and Tenant.

2.3.5    For the purposes of this Lease, the term “market rental rate” means the market net rental (i.e., comparable to Base Rent) for the Property in question with respect to the time period in question, taking into account base rental rates, escalation provisions and factors and other economic deal points typically contracted for in arms-length transactions for space of the size of and with at least as desirable a location in other similar buildings in Eden Prairie, and further taking into account all pertinent factors.
2.4    Surrender of the Property Upon Lease Termination. On the Expiration Date or upon the earlier termination of this Lease, Tenant shall peaceably surrender the Property in good condition and repair, ordinary wear and tear, casualty, condemnation and the Landlord’s maintenance and repair obligations hereunder excluded. On or before the Expiration Date or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove any Required Removables pursuant to Section 5.1 and all of its property, trade fixtures and equipment from the Property. All property not removed shall be deemed abandoned. Tenant appoints Landlord its agent to remove all property of Tenant not removed by Tenant from the Property upon termination of this Lease and to cause its transportation, storage and disposal, all at the sole cost of Tenant. Landlord shall not be liable for damage, theft, misappropriation or loss of the abandoned property. Tenant shall pay all costs and expenses of the removal, transportation and storage of the abandoned property. Tenant shall leave the Property “broom swept” and in the condition described above. Tenant shall reimburse Landlord, upon demand, for any reasonable and actual expenses incurred by Landlord to restore the Property to the condition described above following Tenant’s surrender.

ARTICLE 3
BASE RENT AND OTHER MONETARY OBLIGATIONS
3.1    Base Rent. Tenant shall pay to Landlord, without setoff, the monthly Base Rent, in advance, on the 1st day of each month during the Term commencing on the Rent Commencement Date, without demand or notice by Landlord. If for any reason the Rent Commencement Date shall not begin on the first of the month, the Base Rent shall be equitably prorated.
3.2    Additional Rent. In addition to Base Rent, commencing on the Rent Commencement Date, Tenant shall pay as additional rent, in advance, on or before the 1st day of each month during the Term, one-twelfth (1/12th) of the estimated amount of Tenant’s Proportionate Share of the Property Taxes and Operating Expenses incurred with respect to the Property for the calendar year (the “Additional Rent”). Tenant’s Proportionate Share shall be the ratio expressed as a percentage that the rentable area of the Property (which is 20,019 rentable square feet) bears to the rentable area of the Building (which is 81,546 rentable square feet). For the purposes of calculating Tenant’s Proportionate Share of Property Taxes and Operating Expenses, Landlord may not reduce the rentable area of the Building during the Term unless caused by Tenant’s Work, Tenant’s Alterations, or other Tenant improvements to the Property or other space within the Building as a result of a future Tenant expansion.
The “Property Taxes” shall include any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, which become due or payable against or upon the Building, the Real Estate, or Landlord after the Rent Commencement Date, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property. The term Property Taxes include all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen. Notwithstanding the foregoing, Property Taxes shall not include (i) taxes, assessments and the like not due and payable during the Term; (ii) federal, state or local income taxes, or any tax measured by Landlord’s net income; (iii) franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes; (iv) any special assessments attributable to the initial construction of the Real Estate; (v) taxes attributable to the trade fixtures of other tenants of the Building, or (vi) penalties or interest on late payment of Property Taxes unless caused by Tenant. For the purposes of calculating Property Taxes in any given calendar or taxable year, special assessments shall be paid over the maximum period allowed by law.

The “Operating Expenses” shall be determined on a cash basis, regardless of when incurred, and shall include all expenses, costs and disbursements (other than Property Taxes as set forth above) incurred by the Landlord in connection with the management, maintenance, operation and repair of the Property, including, without limitation, Common Areas maintenance, energy costs not separately metered, snow removal costs, insurance premiums and costs, maintenance and repair costs, and all other costs which can properly be considered operating expenses, but excluding (i) capital repairs or improvements, (ii) alterations for tenants, (iii) principal or interest payments on loans secured by any mortgage on the Property, (iv) expenses incurred as a result of the fault of Landlord, its agents or employees, (v) costs charged to Tenant under any other sections of this Lease, paid by other tenants, or covered by insurance or condemnation proceeds, (vi) legal fees, and leasing commissions, tenant improvement costs or other expenses in connection with leasing space in the Building, (vii) costs and expenses attributable to any personnel except to the extent the time and energies of such personnel are devoted exclusively to the Building, (viii) costs to remediate any Hazardous Materials existing on the Real Estate prior to the Commencement Date, or (ix) advertising and promotional expenses. Replacements of the original components of the Property shall be included in Operating Expenses; provided that the cost shall be amortized on a straightline basis over the useful life of the component as such useful life is reasonably determined by Landlord, unless this Lease expressly provides otherwise, and only the annual portion of such amortized cost that occurs during the Term (as may be extended) shall be included in Operating Expenses.
Landlord shall, each year during the Term of this Lease after the Rent Commencement Date, give Tenant an estimate of Property Taxes and Operating Expenses payable per square foot of rentable area for the coming calendar year. After written notice from Landlord setting forth an estimate of Property Taxes and Operating Expenses for a particular calendar year, Tenant shall pay Landlord an amount equal to one-twelfth (1/12th) of the Tenant’s Proportionate Share of such estimated Property Taxes and Operating Expenses. Tenant shall pay such estimate on the Tenant’s Proportionate Share of first day of each month until subsequently adjusted for the following year pursuant to this Section.
As soon as reasonably possible after the end of each calendar year, Landlord shall deliver to Tenant a report setting forth the actual Property Taxes and Operating Expenses for the preceding calendar year (the “Report”). If Tenant’s estimated payments of Property Taxes and Operating Expenses exceed the amount due to Landlord for the calendar year in question, Landlord shall either refund any such amount to Tenant or apply any such amount as a credit against Tenant’s other obligations under this Lease. If Tenant’s estimated payment of Property Taxes and Operating Expenses are less than the amount due Landlord for the calendar year in question, then Tenant shall pay to Landlord such shortfall within thirty (30) days of receipt of such report.
No more than once per year, Tenant shall have the right to examine the books and records of the Landlord for the purpose of reviewing Landlord’s determination of the Property Taxes and Operating Expenses paid by Tenant under this section 3.2. If Tenant elects to complete such examination, it shall deliver written notice of such election within ninety
(90) days after receiving the Report and complete such examination within sixty (60) days thereafter. In the event any such inspection or audit indicates that Tenant has overpaid any charges under this Lease, Landlord shall credit such overpayment to the next charges due Landlord under this Lease or refund to Tenant if for the final year. In addition, if Landlord has overstated Operating Expenses by more than three percent (3%), then Landlord shall pay for Tenant’s cost of to conduct the audit. The Report shall otherwise be considered final and accepted by Tenant following Tenant’s examination of Landlord’s books and records or expiration of such ninety (90) day period without Tenant conducting such review. The provisions of this section shall survive termination or expiration of this Lease.
3.3    Late Charge. If the Base Rent or any other amount due under this Lease is not paid by the 5th day after its due date, Tenant shall pay Landlord a late charge equal to 5% of the late amount. Payment of the late charge shall not be construed to extend the date for payment or to relieve Tenant of its obligation to pay all amounts due under this Lease, and neither the demand for, nor the collection by, Landlord of a late charge shall be construed as a cure of Tenant’s default. Notwithstanding anything to the contrary herein, Tenant shall not be obligated to pay any late payment charge hereunder on the first late payment during the Lease term.
3.4    Interest Charge. Any and all amounts due Landlord under this Lease and remaining unpaid for 30 days shall bear interest at the rate of 12% per year from the due date until paid. The payment of interest shall not excuse or cure any default by Tenant under this Lease.
3.5    Personal Property Taxes. Tenant agrees to timely pay, when due, all personal property taxes, whether assessed against Landlord or Tenant, on Tenant’s furniture, equipment and other items of personal property owned by Tenant and located in or about the Property.
3.6    Triple Net Lease. This Lease is a “triple net” Lease to Landlord. Except as otherwise provided in this Lease, Landlord is not responsible for any expenses or outlays of any nature arising from or related to the Property, the use or occupancy of the Property, the contents of the Property, or the business carried on in the Property.
ARTICLE 4
USE OF PROPERTY
4.1    General Use. Tenant shall have the right to occupy the Property for general office use and those purposes ancillary thereto pursuant to and subject to the terms and conditions of this Lease.
4.2    Signs. Tenant shall have the right to install and maintain, with Landlord’s prior written consent as provided in Section 5.1 of this Lease, signs on the exterior of the Building, as may be reasonably necessary or appropriate for Tenant’s business. All signs shall be installed and maintained by Tenant and shall be in compliance with all applicable zoning ordinances.
4.3    Compliance with Laws. Tenant shall comply with all laws, ordinances, rules and regulations (collectively, “Laws”) applicable to the use and occupancy of the Property, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon or connected with the Property, all at Tenant’s expense. If, as a result of any change in Laws, the Property must be altered to accommodate Tenant’s use and occupancy, the alterations shall be made only with the consent of Landlord, and the cost shall be borne by Tenant. Any provision of this Lease to the contrary notwithstanding, (i) except to the extent required for Tenant’s initial occupancy and as part of Tenant’s Work, Tenant shall in no event be obligated to perform or bear the cost of any work or repair of a capital or structural nature in connection with compliance with any Laws applicable to the Property unless required solely due to Tenant’s specific use of the Property (as opposed to another office tenant generally); and (ii) Tenant shall not be required to correct any condition that does not comply with Laws if such condition existed on or before the Commencement Date. Tenant shall be solely responsible for determining whether its Permitted Use complies with applicable zoning regulations and for obtaining any and all occupancy permits and licenses necessary for its operations and occupancy in the Property.
4.4    Security. Security of the Property is the responsibility of Tenant.
4.5    Parking. Tenant shall have the non-exclusive right to use the parking areas located on the Property for its own employees and invitees, but shall not use more than sixty (60) parking spaces. Tenant shall not permit vehicles (or any other property) to be abandoned or stored in the parking areas for the Property. Overnight parking of passenger vehicles is prohibited.
4.6    Common Areas. Tenant shall be entitled to the reasonable nonexclusive use of the Common Areas of the Real Estate in common with Landlord and all others to whom Landlord has or may hereafter grant rights to use the same. “Common Areas” means all areas and facilities of the Real Estate not intended for lease to individual tenants, and which are instead designed for the common use and benefit of all tenants at the Building, their employees, agents, customers and invitees and which shall be operated and maintained by Landlord, including, but not by way of limitation, parking areas, curbs, light fixtures, sidewalks, driveways, ingress and egress roadways, delivery/loading areas, landscaped or planted areas, utility facilities, and additional common areas on the Real Estate, all as they may from time to time exist. Landlord shall maintain the Common Areas in a good and first class manner and in compliance with all applicable Laws.
ARTICLE 5
ALTERATIONS
5.1    Alterations. With the exception of Tenant’s Work (as defined herein), Tenant shall not make, or cause to be made, any alterations, additions or improvements to the Property (all of the foregoing being referred to as an “Alteration”) without delivering to Landlord the proposed plans and specifications for the Alteration and obtaining the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall be allowed to make non-structural alterations that do not affect the Building’s utility systems up to $50,000 or less in any single year to the Property without obtaining Landlord’s prior written approval. Any Alteration shall be made at Tenant’s sole cost and expense and in a good and workmanlike manner in accordance with the Laws relating to the Alteration, any insurance policies and underwriting requirements and reasonable rules issued by Landlord in the future with respect to construction, and free from any claim or claims for construction liens. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of the Alteration. Tenant shall provide Landlord with evidence of insurance in amounts and coverage reasonably satisfactory to Landlord, naming Landlord as an additional insured for all work associated with the Alteration. All Alterations shall become Landlord’s property, upon termination of this Lease. However, as a condition to consent to the Alteration, Landlord, at the time Landlord provides its consent to such Alteration, may require that the Alteration be removed by Tenant at the termination of this Lease, and that the Property be returned to the condition that existed prior to the Alteration (any such Alterations designated by Landlord for removal in its written approval, being “Required Removables”). If Landlord does not designate any Required Removables in its notice of approval of such Alterations, then Tenant shall not be required to remove such Alterations.
5.2    Tenant’s Duty to Keep Property Free of Liens. Tenant shall keep the Property free and clear of any and all mechanic’s and materialmen’s liens for construction by, for or permitted by Tenant on or about the Property. Tenant shall promptly and fully pay and discharge any and all claims on which any lien may or could be based unless Tenant, in good faith, disputes the appropriateness of the obligation or claim. In the event Tenant, in good faith, disputes the obligation or claim, Tenant may defend against the obligation or claim; however, Tenant shall indemnify Landlord against all of the obligations, claims, liens, suits or other proceeds.

ARTICLE 6
CONDITION OF PROPERTY
6.1    Delivery and Delivery Condition. Landlord currently anticipates that Landlord will tender possession of the Property to Tenant in the Delivery Condition on the first business day following the Effective Date (the “Initial Delivery Deadline”). The date that Landlord actually delivers the Property to Tenant in the Delivery Condition shall be the “Delivery Date”. For the purposes of this Lease, the “Delivery Condition” means that (1) the Property is in vacant, broom clean condition, clear of debris, free of known Hazardous Materials, and (2) the Property is in compliance in all material respects with applicable Laws. If the Delivery Date does not occur on or before the Initial Delivery Deadline, then this Lease shall not be void or voidable, provided that, if the Delivery Date does not occur on or before March 10, 2025 (the “Outside Delivery Date”), Tenant may, by written notice to Landlord given on or before March 17, 2025 (unless the Delivery Date has occurred by such date), elect to either (i) terminate this Lease, or (ii) receive a credit for one day of Base Rent for every day of delay that the Delivery Date occurs after the Outside Delivery Date. If Tenant timely delivers a written notice of termination, this Lease shall terminate on the date of Tenant’s written notice of termination and be of no further force or effect.
6.2    Tenant’s Work. Following the Delivery Date, Tenant shall perform its tenant improvements in accordance with the plans and specifications described on Exhibit B attached hereto and incorporated herein by this reference (“Tenant’s Work”). The cost of Tenant’s Work shall be the responsibility of Tenant. However, Landlord shall provide Tenant with an Improvement Allowance up to a maximum of $585,956.00 (the “Improvement Allowance”), with the balance of the cost of Tenant’s Work being borne by Tenant. All costs of Tenant’s Work in excess of the Improvement Allowance, including Tenant’s change orders, shall be the responsibility of Tenant. Landlord shall reimburse Tenant on a monthly basis for the Improvement Allowance, with each draw paid by Landlord within 10 days following delivery by Tenant to Landlord of (i) an itemized listing of the cost of Tenant’s Work to date, and (ii) a conditional lien waiver from Tenant’s general contractor. The final draw shall be paid by Landlord within 10 days following Tenant’s delivery of final lien waivers from Tenant’s general contractor stating that Tenant’s Work has been fully completed and that all subcontractors, laborers and material suppliers have been paid in full. No portion of the Improvement Allowance shall be used for the cost of trade fixtures, furnishings and equipment which Tenant is allowed or required to remove at the end of the Term. The Improvement Allowance must be used prior to December 31, 2025.
6.3    As-Is. Except as set forth in this Lease, Tenant accepts the Property AS-IS, WHERE-IS, with all faults. Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor Landlord’s employees, brokers or anyone else acting on behalf of Landlord has made any representation or warranty as to the quality or condition of the Property, the suitability of the Property for the conduct of Tenant’s business, or any other promise, representation or warranty whatsoever, and Tenant waives any implied warranty that the Property is suitable for Tenant’s intended purposes.

ARTICLE 7
UTILITIES
7.1    Tenant shall pay directly to the provider, as they become due, promptly and before delinquency, all costs for utility services (gas, electric, telephone, cable and all similar services) consumed on the Property. Landlord shall pay for all utilities provided to the Common Areas, which shall constitute an Operating Expense and be subject to reimbursement by Tenant in the amount of Tenant’s Proportionate Share. Landlord shall not be liable, under any circumstances, for loss or injury to any person or property, however occurring, through or in connection with or incidental to the furnishing of or failure to furnish any of the utility services.
ARTICLE 8
MAINTENANCE AND REPAIRS
8.1    Tenant shall maintain in good order, condition and repair (including replacement, if necessary) the Property, including HVAC, plumbing, and electrical systems, windows, overhead doors, interior walls, and any other repairs and maintenance that are not expressly the responsibility of Landlord pursuant to Section 8.2 or to be paid by Landlord pursuant to the last sentence of this Section 8.1. For clarity, Tenant shall be under no obligation to maintain any mechanical, electrical, plumbing or HVAC systems that do not exclusively serve the Property. Landlord shall fund the cost of any necessary replacements to the HVAC systems, subject to reimbursement from Tenant in the form of Additional Rent, amortized over 10 years and Tenant shall pay such amount that falls within the Term.
8.2    Landlord shall (i) at its sole cost and expense (and without reimbursement in Operating Expenses) maintain, repair and replace the exterior of the Building and all structural components and members of the Building, including exterior and load bearing walls, the roof, roof trusses, sprinkler system, slab and foundation and paved areas, and (ii) at Landlord’s expenses but subject to Tenant’s reimbursement thereof as Operating Expenses (to the extent they are Operating Expenses pursuant to Section 3.2), maintain, repair and replace the Common Areas and any mechanical, electrical, plumbing and HVAC systems, if any, that serve more than one tenant in the Building, in each case, except to the extent such repairs are necessitated by the gross negligence or willful misconduct of Tenant.
8.3    Landlord shall be responsible for all snow removal and landscape services, provided that Tenant shall be responsible for Tenant’s Proportionate Share of the cost of such services as Operating Expenses.
8.4    Tenant shall not defer any repairs, maintenance or replacements to the Property by reason of the anticipation of the expiration of the Lease.
8.5    Tenant shall be responsible for repairing any damage to the Building caused by the installation or removing of Tenant’s furniture, equipment and personal property.
8.6    Tenant shall maintain the Property as set forth in Sections 2.4, 4.3 and 8.1 and otherwise in accordance with the directions, rules and regulations of the health officer, fire marshal, building inspector, or other officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall use the Property in compliance with all private and governmental laws, orders, judgments, rules, standards, requirements, covenants, conditions and restrictions applicable to the Property and Landlord shall comply with all such matters relating to the Real Estate. Tenant shall ensure the fire protection requirements, including but not limited to annual inspection and extinguisher refills for the Property are satisfied.
8.7    In the event Tenant fails to maintain the Property as required in this Lease, Landlord shall give Tenant notice of the required work. In the event Tenant fails to promptly commence the work and diligently prosecute it to completion, then Landlord shall have the right to expend funds, at the expense of Tenant, as are reasonably required to perform the work. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Property by Tenant, as a result of performing any such work.

ARTICLE 9
INSURANCE AND INDEMNITY
9.1    Tenant’s Insurance. Tenant shall, at all times during this Lease, and at its expense, procure and maintain:
(a)Commercial general liability insurance including damage to Property insurance in an amount of not less than $1,000,000.00 naming Landlord as an additional insured, covering the Property and the insureds against loss or personal injury and property damage. The coverage shall not be less than $500,000.00, for injury to or death of any one person, not less than $1,000,000.00 for injury to or death of any number of persons in one occurrence, and not less than $250,000 for property damage. Tenant shall deliver a certificate of insurance reflecting such insurance prior to the Delivery Date and at such other times as may be reasonably requested by Landlord; and
(b)An “all risk” property insurance policy covering the personal property of Tenant, in the amount of their full replacement value.
9.2    Landlord’s Insurance. During the Term, Landlord will carry and maintain special form causes of loss property insurance on the Building (including the Property) covering “all risks” perils in an amount equal to the full replacement cost of the Building; and any other commercially reasonable insurance coverages relating to the Building, the Property or Landlord’s operations.
9.3    Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, partners, shareholders, officers, or employees, for any loss or damage that may occur to the Property, Building or Real Estate, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of the standard fire and extended coverage insurance policies referred to in Sections 9.1(b) and 9.2 hereof (whether or not actually insured) or which is actually insured against by the party in question, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants, or employees, and covenants that to the extent of such waiver no insurer shall hold any right of subrogation against the other party hereto.
9.4    Exemption of Landlord from Liability. Landlord shall not be liable to Tenant for damage to goods, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other persons in or about the Property. The foregoing shall not apply to any willful misconduct or gross negligence of Landlord.
9.5    Indemnity.
9.5.1    Subject to Section 9.3 and Section 9.5.2, Tenant agrees to hold Landlord and its members, employees and agents harmless and indemnify each of them from and against any and all claims, demands, damages, actions and expenses, including attorneys’ fees, to the extent caused by the occupancy of the Property by Tenant, including, but not limited to, the conduct or management of the business conducted by Tenant in the Property, or any negligence of Tenant or its agents, employees, customers or invitees. Tenant agrees, upon Landlord’s request, to defend any action or proceeding brought against Landlord or its members, employees or agents and covered under the prior sentence.
9.5.2    Subject to Section 9.3 and Section 9.5.1, Landlord covenants and agrees to hold Tenant and its members, employees and agents harmless and indemnify each of them from and against any and all claims, demands, damages, actions and expenses, including attorneys’ fees, to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. Landlord agrees, upon Tenant’s request, to defend any action or proceeding brought against Tenant or its members, employees or agents and covered under the prior sentence.
ARTICLE 10
DEFAULT
10.1    Tenant’s Default. The following shall be considered a “Default” under this Lease:
10.1.1    Tenant fails to pay any Base Rent, Additional Rent, or any other financial obligation of Tenant under this Lease within 5 days after Landlord’s written notice of non- payment to Tenant;
10.1.2    Tenant fails to perform or observe any other agreements, obligations, covenants or conditions to be performed or observed under this Lease and the failure continues for a period of 30 days after written notice from Landlord to Tenant of the nonperformance (or if the default cannot be cured within 30 days, then for a reasonable period of time, provided Tenant proceeds promptly and diligently to cure the default);
10.1.3    Tenant’s leasehold interest becomes subject to execution, attachment or other process or law;
10.1.4    Tenant makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy reorganization, or suffers an involuntary petition to be filed against it or suffers a receiver or trustee to be appointed for Tenant which is not dismissed within 60 days;
10.2    Landlord’s Remedies. In the event of a Default, Landlord, in addition to any other remedies available at law or in equity, including the right to damages for breach of this Lease by Tenant, shall have the immediate right, or the option at any time while a Default exists and without further notice to:
10.2.1    Enter upon and take possession of the Property without terminating this Lease and without relieving Tenant of its obligation to make the payments of Base Rent and additional amounts due under this Lease, expel or remove Tenant and any other person or entity occupying the Property, or any part of the Property, and any personal property or trade fixtures, change or alter the locks and other security devices and relet the Property on behalf of Tenant on terms and conditions acceptable to Landlord, in Landlord’s sole discretion and receive the rent for the Property. In such event, Tenant shall pay to Landlord, each month for the remainder of the Term, the reasonable expenses of reletting the Property (including but not limited to any repair costs, brokers’ and attorneys’ fees) plus an amount equal to the difference between the Base Rent and other amounts due for the applicable month less the amount received by Landlord in reletting for such month.
10.2.2    Terminate this Lease and require Tenant to immediately surrender the Property to Landlord and if Tenant fails to do so, Landlord may enter upon and take possession of the Property and expel or remove Tenant and any entity occupying the Property or any part of the Property, and any personal property or trade fixtures located within the Property.
10.2.3    Take any action to cure such Default and, upon demand, Tenant shall immediately reimburse Landlord for the cost to cure the Default, plus interest at a rate of 12% per annum, from the date of expenditure by Landlord, until the date of reimbursement by Tenant.
10.3    Costs and Attorneys’ Fees. Tenant shall pay, upon demand, all Landlord’s reasonable costs and expenses, including reasonable attorney’s fees, incurred in enforcing Tenant’s obligations under this Lease.
10.4    Landlord’s Default. Landlord shall not be deemed to be in default under this Lease until Tenant has provided Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure, provided that Landlord promptly commence and diligently pursue such cure to completion. Notwithstanding any cure/grace periods provided for in this Lease, Landlord shall act immediately to cure any default on its part that results in any emergency constituting a threat of imminent damage to persons or property.
ARTICLE 11
CONDEMNATION AND PROPERTY DAMAGE
11.1    Condemnation.
11.1.1    Total Condemnation. If all or any portion of the Property, substantial enough to render the Property unsuitable for Tenant’s use, is taken or condemned by any competent authority for any public or quasi-public use or purpose, or is sold or conveyed in lieu of condemnation, and Tenant determines that it cannot continue to conduct its business in the Property, then Tenant may terminate this Lease by providing written notice to Landlord, and this Lease shall terminate as of the date of the date of such taking. Any award made to Landlord for the taking or condemnation shall belong to Landlord; provided, however, Tenant shall be entitled to retain, any separate award made directly to Tenant for relocation benefits, loss in value of its leasehold interest, loss of goodwill, trade fixtures or other personal property owned by Tenant on the Property.
11.1.2    Partial Condemnation. If a portion of the Property is taken or condemned by any competent authority for any public or quasi-public use or purpose, or is sold or conveyed in lieu of condemnation, and this Lease is not terminated by Tenant, as provided above, then this Lease shall continue, Landlord shall at its expense, restore the Building or Property as to near the condition which existed immediately prior to the date of taking as reasonably possible, and the Base Rent and Additional Rent shall be equitably adjusted according to the condemned square footage of the Property compared to the square footage of the Property.
11.2    Damage. In case of damage to the Property by fire, vandalism, malicious mischief or any other casualty, Landlord shall (unless this Lease is terminated as provided below) diligently proceed to make all the repairs necessary to restore any damaged improvements on the Real Estate (excluding any personal property of Tenant) to the condition in which they existed immediately prior to the destruction or damage, subject to delays which may arise by reason of adjustment of loss under insurance policies and delays beyond the reasonable control of Landlord.
Within 60 days after the date of the damage, Landlord shall deliver a written notice to Tenant detailing the time estimated by Landlord’s architect or general contractor to restore such damage. Landlord may elect to terminate this Lease by notifying Tenant in writing of the termination within 60 days after the date of damage (the termination notice to include a termination date providing at least 90 days for Tenant to vacate the Property) if: (a) repairs to the Property cannot reasonably be completed within 180 days after the casualty without the payment of overtime or other premiums, (b) more than 40% of the Property is affected by the damage, or (c) any mortgagee of Landlord shall require that the insurance proceeds or any portion of the proceeds be used to retire any mortgage debt, or the damage is not fully covered by Landlord’s insurance policies; provided, however, as a condition to Landlord’s termination of this Lease, it shall also terminate all other leases in the Building.
If Landlord does not timely deliver a written notice electing to terminate this Lease as provided above and the estimate provides that the repairs to the Property cannot reasonably be completed within 180 days after the casualty without the payment of overtime or other premiums, Tenant shall also have the right to terminate this Lease by written notice to Landlord within 30 days after Landlord’s notice that it is not terminating this Lease (or the date of expiration of said 60 day period if Landlord fails to timely deliver a written notice of termination). If a portion of the Property is damaged by fire or other casualty, and this Lease is not terminated, Landlord shall, to the extent of available insurance proceeds, restore the damaged improvements to as near the condition which existed immediately prior to such damage or destruction as is reasonably possible. In addition, Base Rent and Additional Rent shall abate during such period of time as Tenant is not reasonably able to conduct its business in the Property. If Tenant is unable to reasonably conducts its business in a portion of the Property, then during such period, Base Rent and Additional Rent shall abate in the proportion that the affected portion of the Property bears to the entire Property.

ARTICLE 12
MISCELLANEOUS
12.1    Subletting and Assignment. Tenant shall not sublet or assign any interest in this Lease to an unrelated third party without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may assign the Lease, sublet the Property or otherwise transfer Tenant’s interest under the Lease to: (i) any parent, affiliate or subsidiary entity of Tenant, (ii) any entity resulting from a merger, spin off or split up involving Tenant or its parent entity, if any, and (iii) any person or entity acquiring substantially all of Tenant’s assets or stock. Any such transfer shall not be subject to the foregoing provisions of this Section 12.1, be prohibited or require Landlord’s consent (any such transfer being, a “Permitted Transfer”), provided Tenant shall furnish Landlord with written notice of such transfers within fifteen (15) days of the transfer and Tenant furnishes Landlord with a copy of the assignment or sublease agreement that is expressly subject to the terms of this Lease. Moreover, any Permitted Transfer must be for the Permitted Uses under this Lease and no part of the Property shall be further demised for such assignee or subtenant without Landlord’s prior written consent. Except for a Permitted Transfer, any sublease or assignment of this Lease shall not relieve Tenant of its obligations to Landlord. Any profits from a third-party sublease (other than a Permitted Transfer) shall be shared equally between Landlord and Tenant after Tenant’s actual and reasonable costs of subleasing have been first deducted, including market commissions, legal fees, tenant improvements and other concessions reasonably required to induce a subtenant.
12.2    Brokers. Each party hereto represents that it has not had any dealings with any real estate broker, finder or other person other than Tom Hayhoe of CBRE (“Landlord’s Broker”), representing Landlord, and Tim Olsen and Ben Copeland of Carlson Partners (collectively, “Tenant’s Broker”), representing Tenant, with respect to this Lease, and each party shall hold harmless the other from all damages or claims that may be asserted by any other broker, finder or other person with whom the indemnifying party has purportedly dealt with respect to this Lease. Landlord shall make commission payments to Landlord’s Broker and Tenant’s Broker in accordance with the terms of a separate agreement.
12.3    Environmental. Tenant, at Tenant’s expense, shall comply with all laws and requirements of federal, state, county and municipal authorities pertaining to air and water quality, Hazardous Materials (as defined below), waste disposal, air emissions, pollution control, hazardous substances, and other environmental matters at the Property (collectively referred to as “Environmental Laws”). Tenant shall not cause or permit any Hazardous Materials to be kept or used in or about the Property, except for small quantities of Hazardous Materials as are necessary in the ordinary course of Tenant’s business, provided that Tenant shall handle, store, use and dispose of the Hazardous Materials in compliance with all applicable laws and the standards prevailing in the industry for the storage and use of those substances or materials, in a manner which is safe and does not contaminate the Property. Tenant shall immediately furnish Landlord with a copy or notice of any and all citations, orders, reports, subpoenas or requests regarding the Property from any federal, state or local governmental authority and a copy of any and all information, documents or reports submitted to any federal, state or local governmental authority by or on behalf of Tenant regarding an alleged violation of Environmental Laws at the Property. The term, “Hazardous Materials”, means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act, as amended, or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments to those laws and regulations. For clarity, Tenant’s obligations under thisLease with respect to Hazardous Materials shall apply only in connection with, and to the extent of, Hazardous Materials brought onto the Property by Tenant or Tenant’s sublessees or their respective employees, agents, invitees, licensees, or contractors during the Term of this Lease. Landlord represents and warrants that, to its knowledge, there are no existing violations of Environmental Laws or existing Hazardous Materials on the Property or subsurface as of the Commencement Date. Landlord shall be responsible for all remediation costs related to any existing violations of Environmental Laws or existing Hazardous Materials on the Property or subsurface prior to the Commencement Date. Landlord’s and Tenant’s representation and indemnity obligations under this Section 12.3 shall survive the expiration or earlier termination of this Lease.
12.4    Waiver. The waiver by or failure of either party to take action with respect to any breach of any term, covenant or condition contained in this Lease, shall not be deemed to be a waiver of the term, covenant or condition, or subsequent breach of the same, or any other term, covenant, or condition. The subsequent acceptance of rent by Landlord shall not be deemed to be a waiver of any preceding breach of Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of the preceding breach at the time of acceptance of the rent.
12.5    Warranty of Title and Quiet Enjoyment. Landlord warrants that it has title to the Property in fee simple, and that it has full right and authority to enter into this Lease. Landlord covenants and agrees that, so long as Tenant shall duly and punctually perform and observe all of its obligations under the Lease, Tenant shall peaceably and quietly have, hold and enjoy the Property, without any hindrance or molestation from Landlord, or any other party.
12.6    Survival. The indemnification clauses set forth in this Lease and all obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term.
12.7    Landlord’s Right of Entry. Upon not less than 24 hours’ prior notice to Tenant (unless in the event of an emergency in which case no prior notice shall be required) Landlord, and the agents and employees of Landlord, may enter into and upon the Property during Tenant’s normal business hours for the purpose of inspecting them, and exercising any right or power reserved to Landlord under this Lease. The right of entry will be done in a manner so as not to interfere with Tenant’s use of, access to, or business operations at the Property, and must be done upon prior written request to Tenant and accompanied by a representative of Tenant. Landlord shall use reasonable efforts to minimize, to the extent practicable, any interference with Tenant’s use of, access to or operations and business in the Property for the Permitted Use. In addition, in connection with any entry by Landlord, Landlord’s representatives, agents, contractors, or any other party (a) Landlord shall repair any damage caused by such parties during any entry into the Property under this Section 12.7, (b) all of Tenant’s proprietary files and business information in the Property shall be deemed confidential and neither Landlord, nor any of Landlord’s employees, agents or contractors shall disclose any such information to any third party, and (c) Tenant may elect to accompany anyone entering the Property under this Section 12.7.
12.8    Subordination. This Lease shall be subject and subordinate at all times to any mortgage placed upon or against the Property; provided that the mortgagee named in any such mortgage shall agree to recognize this Lease and not disturb Tenant’s rights hereunder in the event of foreclosure provided the Tenant is not in default beyond any applicable notice and cure period as set forth in this Lease. Tenant agrees that it will, within 20 days after receipt of Landlord’s written request, execute and deliver any commercially reasonable instrument as required by Landlord’s mortgagee to memorialize such agreement. Landlord shall exercise commercially reasonable efforts to obtain a non-disturbance agreement from any mortgagee of the Property within 30 days following the Commencement Date;

provided, however, Landlord’s failure to obtain such non-disturbance agreement while using commercially reasonable efforts shall not constitute a default under this Lease. The non-disturbance agreement shall provide that Tenant’s possession of the Property will not be disturbed so long as Tenant is not in breach of this Lease and attorns to the record owner of the Property.
12.9    Estoppel Certificates. Tenant agrees that it will, within 20 days after receipt of the written request, execute and deliver a certificate certifying, to the extent it may do so, (i) that this Lease is in full force and effect; (ii) that rent due under this Lease has been paid; (iii) the dates to which rent an other charges have been paid and the amount of rent, if any, paid in advance by Tenant; (iv) whether this Lease has been modified and, if so, the identification of the modifications; (v) that Tenant has no knowledge of any existing default by Landlord; and (vi) other matters the requesting party may reasonably require.
12.10    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Lease will be in writing and email and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent for overnight delivery by Fed Ex or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile or other electronic transmission device. Notices, demands and communications to the other Party will, unless another address is specified by the Party in writing, be sent to the addresses indicated below:
(i)to Landlord at the address set forth in Section 1.1;
(ii)to Tenant at the address set forth in Section 1.2
12.11    Governing Law. This Lease shall be construed in accordance with the laws of the state where the Property is located.
12.12    Binding Effect. The person or persons executing this Lease on behalf of both Landlord and Tenant represent and warrant that the execution has been fully authorized by all requisite action so that upon execution, this Lease will be binding upon and enforceable against both Landlord and Tenant in accordance with its terms.
12.13    Amendments In Writing. No amendment, modification, or alteration of this Lease is binding unless in writing, dated subsequent to the date of this Lease, and duly executed by the parties.
12.14    Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual members, managers, directors, officers, shareholders, agents or employees of Landlord. Tenant shall look solely in Landlord’s interest in the Property for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of members, managers, directors, officers, shareholders, agents or employees of Landlord.
12.15    Counterparts. This Lease may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Lease by exchange of facsimile copies or electronically scanned and electronically mailed copies, bearing the signature or electronic signature of a party, shall constitute a valid and binding execution and delivery of this Lease by the party. Facsimile or electronically scanned copies shall constitute enforceable original documents.
12.16    Force Majeure. Landlord and Tenant will each be excused from performing any obligation hereunder for such period of time it is delayed from doing so by an act of god, inclement weather, war, civil commotion, casualty, terrorism, labor difficulties, newly-imposed government regulations or orders, unforeseeable delays in obtaining governmental permits and approvals, including delays resulting from third-party appeals, or other causes beyond its reasonable control (“Force Majeure”). Nothing in this Lease shall excuse or permit delay of the time for Tenant to pay Base Rent, Additional Rent, or other money or to obtain and maintain insurance policies.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

LANDLORD:	TENANT:

KUMAGAI FAMILY TRUST U/A DATED MAY 11, 2010	SANUWAVE, INC., a Delaware corp.
By: /s/ Henry Kumagai	By: /s/ Morgan Frank

Henry Kumagai, Trustee	Name: Morgan Frank
Title: CEO

(Signature page to Lease)

EXHIBIT A

EXHIBIT B